FOR IMMEDIATE RELEASE
                                                                August 16, 1999


                         POINT WEST CAPITAL CORPORATION
                        ANNOUNCES SECOND QUARTER RESULTS
                             AND FINANCIAL CONDITION



         SAN FRANCISCO-(August 16, 1999) Point West Capital Corporation (Nasdaq

Symbol: PWCC) today reported the following:

(Dollars in thousands, except per share amounts)


                                                  Three Months Ended                      Six Months Ended

                                                      June 30,                                June 30,

                                                 1999                1998               1999                1998
                                         ------------------- ------------------ ------------------- -------------------



  Net income (loss)                    $   1,758           $     (85)         $      1,258           $   (165)
                                         ------------------- ------------------ ------------------- -------------------
    Comprehensive income -- net
          unrealized investment gains
          (losses)                       $  (6,427)          $    (483)         $   15,161          $     (81)
                                         ------------------- ------------------ ------------------- -------------------

    Total comprehensive income (loss)    $  (4,669)          $    (569)         $   16,419          $    (245)
                                         ------------------- ------------------ ------------------- -------------------
    Basic earnings
       (loss) per share                  $  0.53 (1)         $ (0.03)(2)        $   0.38(3)         $   (0.05)(2)
                                         ------------------- ------------------ ------------------- -------------------

(1)    Based on 3,341,635 weighted average shares of common stock outstanding.
(2)    Based on 3,253,324 weighted average shares of common stock outstanding.
(3)    Based on 3,307,820 weighted average shares of common stock outstanding.


         The Company's  results of operations for the three and six months ended

June 30,  1999 are not  comparable  to those for the three and six months  ended

June 30, 1998,  partially  because of the  establishment  of two new  businesses

(Fourteen Hill Capital,  L.P. and Allegiance Capital, LLC) in the second half of

1997,  which  generated  substantially  more  activity in the first half of 1999 compared to the first half of 1998.  In addition,  prior to the third quarter of

1998, all losses  associated with Dignity Partners  Funding Corp. I ("DPFC"),  a wholly owned special purpose finance subsidiary of the Company, were charged against a reserve which was originally established in 1996 for the estimated loss of Point West's equity interest in DPFC. During the third quarter of 1998 the  reserve  was fully  depleted.  In the first half of 1998,  the $1.9 million loss  realized by DPFC was charged  against the reserve and,  therefore,

was not reflected in net loss. In the first half of 1999,  the $2.1 million loss realized  by DPFC  was  reflected  in net  income.  At  June  30,  1999,  DPFC's accumulated  deficit was $3.8 million.  Any future losses  associated  with DPFC will increase the amount of the deficit.  Upon the retirement of the securitized notes  issued  by  DPFC,  the  Company  will  recognize  a  gain  in  an  amount approximately  equal to any  accumulated  deficit  (less any tax effect for debt forgiveness) reflected at that time on DPFC's balance sheet.

         At June 30, 1999,  Fourteen Hill Capital had loans  outstanding  in the aggregate principal amount of $619,000,  non-marketable  securities carried at a cost of $1.4 million and marketable  securities  carried at $25.3  million.  Any unrealized gains or losses on marketable  securities,  net of applicable  taxes,

are reflected as "Accumulated  Comprehensive Income -- Net Unrealized Investment

Gains (Losses)" in stockholders'  equity. At June 30, 1999 and December 31, 1998 the  accumulated  unrealized  gains (losses) were $15.0 million and  ($189,000),

respectively.  This  substantial  increase,  as well as the related  increase in

"Total  Comprehensive  Income"  for the six  months  ended  June  30,  1999,  is primarily the result of one portfolio company, FlashNet  Coummunications,  Inc.,

completing  an  initial  public  offering  in the first  quarter of 1999 and the

Company's holdings in FlashNet becoming marketable securities.  Any actual gains or losses will be recognized on the income statement,  if ever, upon sale of the marketable securities. Fourteen Hill recognized a net gain of $4.8 million and $5.4 million in the three and six months ended June 30, 1999,

respectively, primarily in connection with the sale of one of its investments.

         Allegiance  had  twelve  loans  outstanding  at  June  30,  1999 in the aggregate  principal  amount of $18.9  million.  All loans bear a fixed interest rate, which on a dollar weighted basis was 9.5%.

         Under   Allegiance's   current   financing   facility,   any  revolving

certificates  ($15.3  million at June 30, 1999) must be repaid by September  15,

1999.  The current  financing  facility also  contemplates  the issuance of term certificates to repay the revolving  certificates,  provided  approximately  $30 million of loans are outstanding at September 15, 1999. If the term certificates are not  issued,  Allegiance  will be required  to find  alternative  sources of repaying the revolving certificates.

         Allegiance  and its lenders  have  reached an agreement in principle to extend the financing through April 15, 2000.  Although no assurance can be given that such  extension  will  ultimately  be put in  place,  if the  extension  is consummated  Allegiance  would be  permitted  to borrow up to $30  million  on a revolving basis through March 31, 2000 on terms  substantially  similar to those of the current revolving  certificates.  In addition,  up to $60 million of term financing will be provided  (less any term financing  provided under the current arrangement)  through  April 15,  2000,  on terms  substantially  similar to the current  term  certificates,  but at an  increased  weighted  average  spread of approximately 0.5%.

         The plaintiffs  and  defendants  have reached an agreement in principle providing  for a settlement  of the federal class action and state alleged class action lawsuits filed against Point West and its directors pursuant to which all claims against all defendants would
be dismissed. The agreement provides for the payment of $3.15 million. Under the terms of the Company's D&O insurance policy,  the Company's insurer is obligated to pay 70% of the settlement  amount.  Any settlement  would be subject to court approval.  No assurance can be given that a definitive settlement agreement will be  reached,  or, if  reached,  will be  approved  by the Court.  In the event a settlement  is not effected,  the Company and each of the  remaining  defendants intend to continue to defend vigorously the actions.

         As a result of having reached a settlement agreement in principle,  the

Company recorded an accrued litigation settlement liability of $3.15 million and an accounts  receivable  from the  insurance  company of $2.2  million,  and the remaining  amount of $945,000 was expensed in the second  quarter of 1999 in the

Consolidated Statements of Operations and Comprehensive Income (Loss).

         The following is summary balance sheet information as of June 30, 1999:

         Cash and cash equivalents..................................$10,236,549

         Restricted cash (1).........................................$2,264,707

         Investment securities......................................$25,335,422

         Loans receivable, net of unearned income of

             $321,646 and net of an allowance on loan

             losses of $95,000 .....................................$19,075,250

         Purchased life insurance policies..........................$32,560,408

         Non-marketable securities...................................$3,074,168

         Total assets...............................................$95,902,295

         Accrued litigation settlement...............................$3,150,000

         Revolving certificates.....................................$15,300,794

         Long term notes payable....................................$38,528,914

         Debentures..................................................$3,000,000

         Deferred income taxes.......................................$3,263,992

         Total liabilities..........................................$64,062,960

         Accumulated comprehensive income --

              net unrealized investment gains.......................$14,972,174

         Retained deficit..........................................$(10,389,407)

         Total stockholders' equity.................................$31,839,335



(1) $2.0 million of restricted cash is pledged by the Company's wholly owned financing subsidiary, Dignity Partners Funding Corp. I, to secure the repayment of long term notes payable.

(KEYWORD CALIFORNIA AND INDUSTRY KEYWORD: SPECIALTY FINANCE EARNINGS).

CONTACTS:  POINT WEST CAPITAL CORPORATION, SAN FRANCISCO.
           Alan B. Perper, 415/394-9467